As filed with the Securities and Exchange Commission on December 20, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

WORLD FUEL SERVICES CORPORATION

(exact name of registrant as specified in its charter)

Florida	59-2459427
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9800 NW 41st Street

Suite 400

Miami, FL 33178

(305) 428-8000

(Address of Principal Executive Offices, including Zip Code)

1993 Non-Employee Directors Stock Option Plan

2001 Omnibus Stock Awards Plan

(Full title of the plans)

Robert S. Tocci, Executive Vice President and Chief Financial Officer

9800 NW 41st Street

Suite 400

Miami, FL 33178

(305) 428-8000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Luis A. de Armas, Esq.

Shutts & Bowen

1500 Miami Center

201 S. Biscayne Blvd.

Miami, Florida 33131

(305) 379-9114

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)

Common Stock, par value $.01 per share	1,917,400	$35.01	$67,128,174	$7,182.71

(1)	This registration statement covers 1,917,400 shares of common stock, par value $.01 per share (“Common Stock”), to be issued under the 1993 Non-Employee Directors Stock Option Plan and the 2001 Omnibus Stock Awards Plan (collectively, the “Plans”) of World Fuel Services Corporation (“World Fuel”). In addition, this registration statement covers an indeterminate number of additional shares of Common Stock which may be issued under the Plans as a result of a stock split, stock dividend or other similar transaction. The shares of Common Stock covered by this registration statement represent additional shares that were added to the shares available for issuance under the Plans, in accordance with the share increase provisions of the Plans.
(2)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low sales price of the Common Stock on the New York Stock Exchange on December 19, 2005.

EXPLANATORY NOTE

World Fuel Services Corporation (“World Fuel”) is filing this registration statement on Form S-8 to register 1,917,400 additional shares of World Fuel common stock, par value $.01 per share (“Common Stock”), which have been authorized for issuance under World Fuel’s 1993 Non-Employee Directors Stock Option Plan and its 2001 Omnibus Stock Awards Plan (collectively, the “Plans”). On August 24, 2001, World Fuel filed a registration statement on Form S-8 (registration no. 333-68276) (the “Prior Registration Statement”) with the Securities and Exchange Commission (the “Commission”) registering the World Fuel Common Stock then authorized for issuance under the Plans. In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated by reference into this registration statement.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Certain Documents by Reference

World Fuel hereby incorporates by reference in this registration statement the following documents filed by World Fuel with the Commission:

(1)	World Fuel’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended.

(2)	World Fuel’s Quarterly Reports on Form 10-Q for the three-month period ended March 31, 2005, for the three and six month periods ended June 30, 2005, and for the three and nine month periods ended September 30, 2005.

(3)	World Fuel’s Proxy Statement on Schedule 14A filed on May 2, 2005.

(4)	All other reports filed by World Fuel pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2004.

(5)	The description of World Fuel Common Stock contained in its Form 8-A filed on July 27, 1990.

All documents filed by World Fuel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4: Description of Securities

Not applicable.

Item 5: Interests of Named Experts and Counsel

Not applicable.

Item 6: Indemnification of Directors and Officers

Article VIII of our articles of incorporation and Article VIII of our bylaws provide that our directors and officers shall be indemnified against liabilities they may incur while serving in such capacities to the fullest extent allowed by the Florida Business Corporation Act, or the Florida Act.

The Florida Act provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceedings, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of the action so adjudicated and constitute: (1) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (2) a transaction from which the director or officer derived an improper personal benefit; (3) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

We have executed indemnity agreements with each of our directors under the terms of which we agree to indemnify them against claims, liabilities, damages, expenses, penalties, and amounts paid in settlement that are incurred by any such director in, or arising out of, his service as a director.

We maintain insurance policies for directors and officers for liability they may incur while serving in such capacities or arising out of his or her status as such. The policies have $35 million in coverage with a $50,000 deductible.

Item 7: Exemption from Registration Claimed

Not applicable.

Item 8: Exhibits

4.1	1993 Non-Employee Directors Stock Option Plan, as amended

4.2	2001 Omnibus Stock Awards Plan, as amended

5.1	Opinion of Shutts & Bowen LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Shutts & Bowen LLP (included in Exhibit 5.1 hereto)

24	Powers of Attorney (included in the signature page to this Registration Statement)

Item 9: Undertaking

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933 (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on the 20th day of December, 2005.

WORLD FUEL SERVICES CORPORATION

By:	/s/ Robert S. Tocci
Robert S. Tocci, Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the registrant, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint Michael J. Kasbar or Paul H. Stebbins, and each or either of them, with full power of substitution, as attorneys-in-fact in their names, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their name and hereby ratify all that said attorneys-in-fact and each of them or his substitutes may do by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Paul H. Stebbins Paul H. Stebbins	Chairman and Chief Executive Officer (Principal Executive Officer)	December 20, 2005

/s/ Michael J. Kasbar Michael J. Kasbar	President, Chief Operating Officer and Director	December 20, 2005

/s/ Robert S. Tocci Robert S. Tocci	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 20, 2005

Signature	Title	Date
/s/ J. Thomas Presby J. Thomas Presby	Director	December 20, 2005

/s/ John R. Benbow John R. Benbow	Director	December 20, 2005

/s/ Ken Bakshi Ken Bakshi	Director	December 20, 2005

/s/ Myles Klein Myles Klein	Director	December 20, 2005

/s/ Richard Kassar Richard Kassar	Director	December 20, 2005

/s/ Jerome Sidel Jerome Sidel	Director	December 20, 2005